Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM UPDATES NEBRASKA OIL DRILLING RESULTS

First Three Out of Four Wells Complete in Nebraska

DENVER, COLORADO, May 18, 2011 —— Credo Petroleum Corporation (NASDAQ:  CRED), an independent oil and gas exploration and production company with significant assets in the North Dakota Bakken, Kansas, Nebraska, the Texas Panhandle and Oklahoma, today updated its shallow oil drilling results in Nebraska.

Marlis E. Smith, Jr., Chief Executive Officer, stated, “This press release focuses on our new shallow oil drilling play in Nebraska where we are off to a strong start drilling high ownership interest wells.  Thus far, we have hit three out of the first four wells in which we own a 70% working interest.  These wells had combined initial/flush production rates of 350 barrels of oil per day.  Credo is also continuing to actively drill horizontal wells in the North Dakota Bakken and the Texas Panhandle and conventional vertical wells in central and western Kansas.”

COMPANY SUCCESSFUL IN FIRST THREE OUT OF FOUR WELLS

The Nebraska drilling play is an extension of the company’s Central Kansas Uplift drilling play where Credo has achieved a 40% success rate, including two new wells which are currently being tested.  To date, Credo has assembled approximately 40,000 net acres in southwestern Nebraska.  A significant inventory of drilling prospects has already been generated and assembled utilizing a combination of detailed subsurface geology and advanced 3-D seismic technology to identify highly economic shallow oil targets.  The Company is continuing to aggressively generate and lease additional prospects.  Drilling commenced in the first quarter of 2011 and targets the Lansing Kansas City formation at about 4,000 feet.  The Company has retained between a 50% and 70% working interest in the play in order to participate significantly in what it believes will be a very successful project.

Credo has recently completed two new discoveries and one field extension well.  The new wells are located in the southwestern portion of Nebraska, however, for proprietary business reasons, their names and locations are not being disclosed.

The new discoveries resulted from re-entering abandoned wells on separate prospects.  This 100% success rate on re-entering abandoned wells clearly demonstrates how the application of innovative geological and engineering concepts can yield excellent success, even in mature areas. The two wells were completed in the Lansing Kansas City formation at about 4,000 feet, and tested at initial rates of 50 barrels per day and 100 barrels per day, respectively.  Pumping units are in the process of being installed on the wells.  Credo owns a 70% working interest in the wells, and believes that there is offset drilling potential on both prospects.

Also in southwest Nebraska, completion operations have just been completed on a third new well.  The well was drilled as an extension to an existing field which has produced about 200,000 barrels of oil.  The well tested at an initial rate of approximately 200 barrels of oil per day from the Lansing Kansas City formation at 4,000 feet.  Based on the company’s current geological concept, there are offset locations, potentially making this an ideal waterflood project at the end of primary production.  Credo owns a 70% working interest and is the operator.

MANAGEMENT COMMENT

“Profitability has long been a consistent, vital theme at Credo,” Smith continued.  “Our new shallow oil play in Nebraska reinforces the Company’s emphasis on bottom line success, and again demonstrates our ability to discover and develop significant oil reserves at very moderate cost.  While horizontal drilling seems to be all the buzz these days, Credo has positioned itself to enjoy the best of both worlds as we exploit our horizontal oil drilling acreage in the North Dakota Bakken and Texas Panhandle, along with our very high rate of return conventional oil drilling in Kansas and now Nebraska.  In the second half of 2011, we will continue to execute the most aggressive drilling program in Company history as we focus on rapidly building Credo’s oil reserves and production.”

About Credo Petroleum

Credo Petroleum Corporation is an independent oil and gas exploration, development and production company based in Denver, Colorado.  The Company has significant operations in the Williston Basin of North Dakota, central Kansas, the Anadarko Basin of the Texas Panhandle and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.  For more information, please visit our website at www.credopetroleum.com or contact us at 303-297-2200.

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Contact:	Marlis E. Smith, Jr.
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the Company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the Company’s Annual Report on Form 10-K for more information.  Although the Company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.